InspireMD Anticipates Fifth Consecutive Quarter of Sequential Double Digit Growth;

Projects 132% Increase in CGuard™ EPS Sales for the First Quarter of 2018;
Total Quarterly Company Sales to Exceed $1 Million

Tel Aviv, Israel— April 3, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced preliminary unaudited sales results for the first quarter of 2018.

Highlights for the fiscal first quarter of 2018 as compared to the fiscal first quarter of 2017(1):

●	Total company sales of over $1.0 million for the first quarter of 2018 versus $569,000 for the same period in 2017, an increase of 77%.

●	Total CGuardTM EPS sales of over $831,000 for the first quarter of 2018 versus $358,000 for the same period in 2017, an increase of 132%

●	The first quarter of 2018 represents the 5th consecutive quarter of sequential double digit growth since implementation of new commercial strategy.

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “We continue to effectively execute against our commercial plan, as evidenced by the fact that we achieved an expected 130% year-over-year increase in sales of CGuard™ EPS, as well as our 5th consecutive quarter of sequential double-digit growth with over $1 million in total sales for the quarter. Not only did we generate strong year-over-year growth, but we achieved an expected 37% sequential growth in sales of CGuard™ EPS for the first quarter of 2018. We are successfully implementing our new commercial strategy and, consistent with this strategy, we continue to see rapid uptake among key opinion leaders and CGuardTM EPS continues to be prominently featured at leading industry conferences.”

(1) Actual results may differ materially from the estimates described above due to developments or other information that may arise between now and the time the financial results for the first quarter of 2018 are finalized. These preliminary results should not be viewed as a substitute for our first quarter reviewed consolidated financial statements prepared in accordance with GAAP.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com